October 2013 Pricing Sheet dated October 31, 2013 relating to Preliminary Terms No. 1,127 dated October 28, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Trigger PLUS Based on the Value of the S&P 500® Index due November 7, 2016
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
PRICING TERMS – OCTOBER 31, 2013
Issuer:	Morgan Stanley
Maturity date:	November 7, 2016
Underlying index:	S&P 500® Index
Aggregate principal amount:	$1,990,000
Payment at maturity:
If the final index value is greater than the initial index value: $10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value but is greater than the trigger level: $10
If the final index value is less than or equal to the trigger level: $10 × index performance factor
This amount will be less than the stated principal amount of $10 and will represent a loss of at least 20%, and possibly all, of your investment.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Leverage factor:	200%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	1,756.54, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	1,405.232, which is 80% of the initial index value
Valuation date:	November 2, 2016, subject to adjustment for non-index business days and certain market disruption events
Maximum payment at maturity:	$12.575 per Trigger PLUS (125.75% of the stated principal amount)
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	October 31, 2013
Original issue date:	November 5, 2013 (3 business days after the pricing date)
CUSIP / ISIN:	61762W448 / US61762W4481
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:	$9.431 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per Trigger PLUS	$10	$0.30	$9.70
Total	$1,990,000	$59,700	$1,930,300
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each Trigger PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” in the accompanying preliminary terms.
“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley.  The Trigger PLUS are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the Trigger PLUS.
The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Terms No. 1,127 dated October 28, 2013
Product Supplement for PLUS dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.